Exhibit 77(c)

Matters submitted to a Vote of Security Holders

On July 15, 2008, a Special Meeting of Shareholders for ING International Value Fund was held at which the shareholders were asked to approve the appointment of ING Investment Management Co. ("ING IM") as an additional sub-adviser to the Fund and the implementation of an additional sub-advisory agreement for the Fund between ING Investments, LLC, the Fund's investment adviser, and ING IM.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
International Value Fund	1	65,816,825.483	8,384,545.398	5,114,530.878	79,315,901.759
*The Shareholder Meeting for International Value Fund was adjourned to August 15, 2008.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
International Value Fund	1	84,129,954.732	9,099,806.359	6,040,595.816	99,270,356.907
*The Shareholder Meeting for International Value Fund was adjourned to October 17, 2008.

	Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
International Value Fund	1	97,319,749.661	16,519,574.440	7,459,025.792	121,298,349.893